Exhibit (m)(12)

Pershing LLC

One Pershing Plaza

Jersey City, NJ 07399

OPERATING AGREEMENT

This Operating Agreement (the “Agreement”) is made effective as of this 17 day of May, 2007, by and among Seligman Advisors, Inc. (“Distributor”), a Delaware corporation, Seligman Data Corp., a New York corporation (“SDC”), and Pershing LLC (“Clearing Broker”), a Delaware limited liability company.

WHEREAS, Distributor serves as the principal underwriter of the shares of beneficial interest (the “Shares”) of each of the Seligman Group of Funds set forth on Schedule A (the “Funds”), and SDC serves as the shareholder servicing agent for the Funds;

WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and currently offer Shares for public sale;

WHEREAS, Clearing Broker acts in the capacity of a clearing broker and desires to facilitate transactions in Shares between the Distributor, SDC and Clearing Broker’s introducing broker dealers (“IBDs”) on behalf of customers of such IBDs (“Customers”);

WHEREAS, each of Clearing Broker’s IBDs has made a written representation to Clearing Broker that it has entered into a dealer/selling agreement directly with the Distributor, the terms and conditions of which are not materially inconsistent with those contained in this Agreement; and

WHEREAS, the Customers are customers of the IBDs and not customers of the Distributor or of the Clearing Broker.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Distributor and Clearing Broker agree as follows:

1. Representations, Warranties and Covenants of the Clearing Broker.

The Clearing Broker represents, warrants and covenants to the Distributor and SDC that:

(a) it is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware and that the execution of the Agreement and performance of its duties hereunder have been duly authorized;

(b) it shall comply with all applicable federal and state rules and regulations that are now or may become applicable to transactions contemplated in this Agreement;

(c) it is a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”); it shall comply with all applicable rules and regulations thereunder; and it agrees to promptly notify the Distributor in writing in the event such membership is suspended or terminated;

(d) it is a broker-dealer properly registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

(e) it shall not, as principal, sell or purchase Shares at a price lower than the net asset value of the Fund (“NAV”) for the applicable trade date.

2. Representations, Warranties and Covenants of the Distributor.

The Distributor represents, warrants and covenants to the Clearing Broker that:

(a) it is a corporation, partnership or other entity, duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized and that the execution of the Agreement and performance of its duties hereunder have been duly authorized;

(b) it shall comply with all applicable federal and state rules and regulations that are now or may become applicable to the transactions contemplated in this Agreement;

(c) it is a member in good standing of the NASD; it shall comply with all applicable rules and regulations thereunder; and it agrees to promptly notify the Clearing Broker in writing in the event such membership is suspended or terminated;

(d) it is a broker-dealer properly registered under the 1934 Act;

(e) it shall notify Clearing Broker of any stop order with respect to the offering of Shares and of any other action or circumstance that may prevent the lawful sale of Shares in any state or U.S. jurisdiction;

(f) it shall supply Clearing Broker, or Clearing Broker’s designated agent(s), at Distributor’s own expense, with sufficient copies of the prospectus, annual reports, interim reports, proxy solicitation materials and any such other information and materials upon the request of the Clearing Broker or Clearing Broker’s designated agent(s) and that it shall do so in a manner so that Clearing Broker can comply with applicable laws and regulations regarding the timely delivery of such materials to Customers;

(g) the Shares are duly registered with the U.S. Securities and Exchange Commission (“SEC”) pursuant to applicable laws; and

(h) there are no material misstatements or omissions to state a material fact in any Fund Prospectus , together with any supplements or amendments thereto, (collectively, the “Prospectus”) in order to make the statements made therein not misleading determined in each case on the date such Prospectus is delivered or should have been delivered to a customer.

3. Representations, Warranties and Covenants of SDC.

SDC represents, warrants and covenants to the Clearing Broker that:

(a) it is a corporation, partnership or other entity, duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized and that the execution of the Agreement and performance of its duties hereunder have been duly authorized; and

(b) it shall comply with all applicable federal and state rules and regulations that are now or may become applicable to the transactions contemplated in this Agreement.

4. Capacity to Act. Neither the Distributor, SDC nor the Clearing Broker shall have any authority to act as agent for each other except as specifically provided for in this Agreement. Neither the Fund nor the Clearing Broker shall have any authority to act as agent for each other except as specifically provided for in this Agreement. In receiving orders from and causing to be effected transactions for an IBD in Shares pursuant to this Agreement, Clearing Broker shall act as agent for the IBD and not the individual Customers. Except as specifically provided for herein, nothing shall cause the Clearing Broker to become a partner, agent or employee of the Distributor, SDC or the Funds. No party shall be under any liability to the other except for what is expressly assumed in this Agreement or pursuant to applicable law. Except as specifically provided for herein, no party may assume, create or incur any liability of any kind, express or implied, against, in the name of or on behalf of any other party with respect to the subject matter contained herein. Nothing contained herein shall be deemed to be a condition, stipulation or provision binding any persons acquiring Shares to waive compliance with any provision of the Securities Act of 1933 (the “1933 Act”) or to waive any SEC rules or regulations or to relieve the parties of any liability arising under the 1933 Act. Each party hereto acknowledges that this Agreement is not exclusive and that any party may enter into similar arrangements with other entities.

5. Transaction Procedures.

(a) The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in each Fund’s Prospectus, and to the extent consistent with the Prospectus, written instructions received by the Clearing Broker from the Distributor or SDC from time to time. Transactions transmitted to the Distributor or SDC by the Clearing Broker shall only be transmitted for the purpose of filling Customer orders already received for processing by Clearing Broker from an IBD. Properly received Customer orders shall be transmitted promptly and shall not be withheld for any reason. Clearing Broker understands and agrees that Distributor and SDC will not accept any conditional orders and that orders are subject to acceptance or rejection by the Distributor in its sole discretion.

(b) Distributor understands and agrees that Clearing Broker relies on its agreements with IBDs with respect to making certain that the Customer has granted full right, power and authority to the IBD to effect transactions on such Customers’ behalf and that Distributor will hold IBDs, not Clearing Broker, responsible for customer suitability and sales practice issues.

(c) Clearing Broker shall be permitted to receive and cause to be processed orders for the purchase, exchange or redemption of Shares of the Funds for IBDs on each business day that the New York Stock Exchange (“NYSE”) is open for business and that a Fund’s NAV is determined (“Business Day”). If Clearing Broker receives an order for Shares prior to the close of the NYSE on that Business Day (“Close of Trading”), Clearing Broker shall treat such order as having been received on that Business Day. If Clearing Broker receives an order after Close of Trading, Clearing Broker shall not treat such order as having been received on such Business Day. Distributor acknowledges that the IBD, and not Clearing Broker, is responsible, and Clearing Broker specifically disclaims responsibility, for determining the timely acceptance of orders to purchase or redeem Shares and for compliance with each Fund’s Prospectus regarding acceptance of orders and with rule 22c-1 (the “Forward Pricing Rule”) under the 1940 Act. Distributor acknowledges that Clearing Broker is relying on representations from IBD whether orders have been received by the IBDs and transmitted to Clearing Broker in a timely manner.

(d) Clearing Broker shall not be responsible for enforcing minimum and maximum transaction amounts as stated in the applicable Fund Prospectus. Distributor agrees that IBDs are responsible for enforcing the Fund Prospectus requirements for minimum and maximum transaction amounts.

(e) Clearing Broker agrees to not repurchase shares from a Customer at a price lower than the NAV for the applicable trade date. Clearing Broker, may charge the IBD a fair service charge and, upon the request of the IBD may charge the account of the Customer, provided Clearing Broker discloses such charges in the confirmation for the applicable order. Clearing Broker agrees that any service charges assessed on a Customer transaction by the IBD shall be in accordance with applicable law or regulation, and disclosed on the confirmation of the applicable transaction, provided Clearing Broker knows of the charge and prints the applicable confirmation

(f) Each of the parties acknowledges that the Distributor reserves the right, upon written notice, to suspend sales or to withdraw the offering of Shares in whole or in part.

6. Operational Procedures.

(a) Settlement of Trades. Orders will be transmitted and settled through the facilities of the National Securities Clearing Corporation’s (“NSCC”) Fund/SERV system (“Fund/SERV”). If a transaction initiated through the NSCC fails to be processed systematically then the following process would be undertaken: (i) Clearing Broker and Distributor will each use their best efforts to cause to be transmitted by federal funds wire on the Business Day immediately following trade date (and in any event no later than the settlement date of the transaction), to an account designated by the counterparty, the proceeds of all redemption orders and the purchase price of all purchase orders. (ii) Clearing Broker may settle transactions (a) by making payment of the full purchase price to SDC or written instructions received by Clearing Broker from Distributor, in each case in accordance with the applicable Fund Prospectus. (iii) If such payment is not received by the end of the third business day following Clearing Broker’s transmission of the Customer’s order, the sale may be canceled forthwith, on immediate written notice to Clearing Broker, without any responsibility or liability on Distributor’s part or on the part of SDC or the Funds to Clearing Broker or the Customer. In addition, Clearing Broker may be held responsible to the Fund, SDC and/or the Distributor for any losses suffered as a result.

(b) Distribution Information. Distributor shall use its best efforts to cause to be provided to Clearing Broker:

(1) all distribution announcement information (e.g., ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by a Fund.

(c) NSCC Compliance. Each of the parties agree (i) to perform any and all duties, functions, procedures and responsibilities assigned to it by NSCC rules, procedures or other requirements relating to Fund/SERV (“NSCC Fund/SERV Rules”) and Networking (“NSCC Networking Rules”), as applicable, in a competent manner; (ii) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to another party through Fund/SERV or Networking will be accurate, complete, and in the format prescribed by the NSCC; and (iv) to adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV or Networking and to limit the access to, and the inputting of data into, Fund/SERV or Networking to persons specifically authorized by the party.

7. Purchase Discounts and Compensation.

(a) Discounts are allowed in accordance with the schedule of sales charges described in the applicable Fund’s Prospectus, including a provision for adjustments to the schedule upon prior written notice to shareholders and to the Clearing Broker. Schedules apply to single purchases, purchases under a letter of intent or purchases pursuant to rights of accumulation. Clearing Broker represents that it undertakes to make certain, based upon the information made available to it, that the Customer’s purchase or exchange order receives the most favorable pricing discount to which such order is entitled.

(b) Fees. For the performance of services described in this agreement (“Transaction Services”), Clearing Broker shall receive the fees to be calculated and paid as provided in Schedule B attached hereto (the “Fees”). Fees are solely for Transaction Services provided by Clearing Broker and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. Clearing Broker shall receive the Fees from Distributor and/or each Fund as set forth in Schedule B and if applicable Addendum #2, Schedule II, and the sole responsibility for payment of such Fees shall be to Clearing Broker. In the event that the Transaction Services are revised, the parties agree, in good faith, to negotiate a revision of Fees set forth in Schedule B.

8. Repurchase. If any Shares sold to Customers by IBDs through Clearing Broker under the terms of this Agreement are repurchased by the Fund or are tendered for redemption within seven business days after the date of confirmation, it is agreed that the Clearing Broker shall forfeit any dealer concession received on such Shares. Distributor agrees to notify the Clearing Broker in writing within ten (10) business days of such repurchase and Clearing Broker agrees to promptly refund to Distributor any underwriting concession received on such Shares. Distributor further agrees, upon receipt of payment from Clearing Broker, to promptly return such payment to the Fund along with any compensation received by the Distributor on such Shares to the extent such amounts have been paid from such Fund’s assets.

9. Frequent Trading. As among the Customer, the IBD, the Funds, and the Distributor, each shall have access to: (i) Customer account numbers, (ii) an IBD identifier, (iii) an investment professional identifier, and (iv) tax identification numbers on transactions and the amounts and dates of those transactions; transmitted by the Clearing Broker to the Distributor. Clearing Broker shall abide by written instructions to block accounts from trading in Shares at the written request of the Distributor, a Fund, or an IBD in order to assist such party in preventing market timing.

10. Expenses. Each of the parties hereto agrees that it will bear all expenses incurred by it in connection with its performance under this Agreement unless specifically provided for in this Agreement.

11. Unauthorized Representations. No person is authorized to make any representations concerning Shares except those contained in the Prospectus or other printed information issued by each Fund or by the Distributor as information supplemental to each Prospectus. Clearing Broker agrees not to use other advertising or sales material relating to the Funds in connection with its function as clearing broker unless approved by Distributor in advance of such use. Clearing Broker shall, however, be permitted to publish information including the Fund names, advising that the Funds are available for sale without obtaining prior approval. Neither party shall use the name of the other party in any manner without the other party’s prior written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

12. Confirmations. Clearing Broker agrees to send confirmations of orders to Customers as required by Rule 10b-10 of the 1934 Act when contracted to do so by the IBD. If not so contracted, Distributor agrees to hold the applicable IBD and not Clearing Broker responsible for delivering the confirmation to the applicable Customer in accordance with said Rule. In the event Customers place orders directly with the Fund or any of its agents, confirmations will be sent to such Customers, as required, by SDC, and not sent by Clearing Broker.

13. Records. Clearing Broker agrees to maintain all records required by applicable state and federal laws and regulations relating to transactions in Shares on behalf of Customers. Upon reasonable written request, Clearing Broker agrees to make these records available to Distributor, SDC or a Fund and to make one or more of Clearing Broker’s employees available to respond to inquiries from Distributor or a Fund. On orders placed directly with a Fund or its agents, SDC will maintain all records required by state and federal laws and regulations relating to transactions in Shares on behalf of Customers.

14. Blue Sky. Distributor shall inform Clearing Broker in writing on a current and continuous basis as to the states and U.S. jurisdictions in which the Shares are registered for sale or are exempt from such registration and Clearing Broker shall be entitled to rely on such information as current and accurate. Distributor has no responsibility to register the Shares for sale or make the Shares available for sale in any state or jurisdiction and is not responsible for the issuance, form, validity, enforceability or value of the Fund Shares. Clearing Broker shall advise Distributor, on each transaction processed through Fund/SERV, as to the state or jurisdiction in which the Customer resides and Distributor, not Clearing Broker, shall be responsible for rejecting transactions originating in the states or U.S. jurisdictions in which the Shares are not qualified for sale.

15. Anti-Money Laundering.

(a) Each of the Clearing Broker and Distributor acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each of the Clearing Broker and Distributor represents and warrants to the other that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (the “AML Laws”), including NASD Conduct Rule 3011, in all relevant respects.

(b) Distributor and SDC acknowledge that Clearing Broker, in its role as a clearing broker, carries accounts for IBDs. Clearing Broker represents and warrants to the Distributor, SDC and the Funds that it: (i) has written anti-money laundering procedures consistent with its role as a clearing broker, (ii) will cooperate with the Distributor, SDC and the Funds and provide information and reports to the Distributor’s or Fund Company’s designated compliance officer, when reasonably requested in writing from time to time, (iii) will provide information and reports relating to its anti-money laundering program to federal examiners as may be requested, and (iv) will reasonably assure itself that IBDs have acknowledged their responsibility to “know your customer”; have appropriate tools to detect suspicious transactions; will cooperate with the Distributor, SDC and the Funds in the Distributor’s, SDC’s and the Fund’s and the IBD’s joint efforts to detect money laundering or terrorist funding; and have tools to abide by USA PATRIOT Act including: section 312 (private banking), section 313 (shell banks), section 319 (foreign bank ownership), section 326 (customer identification and verification) and all other AML Laws or AML acts.

16. Indemnification.

(a) Clearing Broker shall indemnify and hold harmless each of the Distributor and SDC and its affiliates, officers, directors, agents, employees and controlling persons (“Seligman Parties”) from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys’ fees) (“Losses”) arising from, related to or otherwise connected with any material breach by Clearing Broker of any provision of this Agreement.

(b) Distributor shall indemnify and hold harmless the Clearing Broker and its affiliates, officers, directors, agents, employees and controlling persons (“Clearing Broker Parties”) from and against any and all Losses arising from, related to or otherwise connected with any material breach by Distributor of any provision of this Agreement; provided however that in connection with any breach of Section 2 (g) and (h) Distributor’s obligation to indemnify Clearing Broker shall be limited to indemnification actually received by Distributor as distributor from the Funds, except to the extent that the relevant Losses result from Distributor’s own failure to exercise reasonable care in the preparation or review of the Prospectus or such other materials. Distributor agrees to maintain in effect at all times a binding agreement for indemnification from the Funds which shall be reasonably sufficient to cover the Losses hereinabove stated in this paragraph. SDC shall indemnify and hold harmless the Clearing Broker Parties from and against any and all Losses arising from, related to or otherwise connected with any material breach by SDC of any provision of this Agreement.

(c) Clearing Broker agrees to indemnify and hold harmless the Seligman Parties from and against any and all Losses arising from, related to or otherwise connected with (i) any failure by Clearing Broker to comply with applicable laws in connection with activities performed under this Agreement, or (ii) any unauthorized representation made by the Clearing Broker concerning an investment in Fund Shares.

(d) Distributor agrees to indemnify and hold harmless the Clearing Broker Parties from and against any and all Losses arising from, related to or otherwise connected with any failure by the Distributor to comply with applicable laws in connection with activities performed under this Agreement. SDC agrees to indemnify and hold harmless the Clearing Broker Parties from and against any and all Losses arising from, related to or otherwise connected with any failure by SDC to comply with applicable laws in connection with activities performed under this Agreement.

(e) Each of Distributor and SDC understands and agrees that each IBD, and not Clearing Broker, is responsible for determining the suitability of Shares and sales practice issues as related to an investment for a Customer and the Clearing Broker disclaims any obligation to evaluate such suitability and sales practice issues. Each of Distributor and SDC understand and agree that each IBD, and not Clearing Broker is responsible for determining the timely acceptance of order, to purchase and redeem Shares, for compliance with the Forward Pricing Rule and for transmission of such orders to Clearing Broker in a timely manner.

(f)The Agreement of the parties in Paragraphs (a) through (e) of this Section 16 to indemnify each other is conditioned upon the party entitled to indemnification (the “Indemnified Party”) notifying the other party (the “Indemnifying Party”) promptly in writing after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party, unless failure to give such notice does not prejudice the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this subparagraph (f) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation. The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent.

(g) In any event, no party hereto shall be liable for any special, consequential or incidental damages.

(h) The provisions of this section 16 shall survive the termination of this Agreement.

17. Confidentiality.

(a) Each of Distributor and SDC understands and agrees that names, addresses and other information concerning Customers are not the property of the Distributor or SDC. Distributor and Clearing Broker agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. The provisions of this Paragraph shall not apply to any information which is: (a) independently developed in a legal manner by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

(c) In accordance with Regulation S-P, the parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any Customer; provided, however, that Distributor, SDC and Clearing Broker may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor, SDC or the Clearing Broker, or as such party may be compelled to do so by third party subpoena, regulatory inquiry or court order. Both parties agree to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information. The provisions of this section 17 shall survive the termination of this Agreement.

18. Term, Termination, Assignment, and Amendment.

(a) This Agreement shall become effective as of the date first indicated above when it is signed and when fully executed copies are in the possession of each of the parties.

(b) Each party to this Agreement may terminate this Agreement for any reason by giving thirty (30) days’ written notice to the other parties. The parties hereto may terminate this Agreement in its entirety or with respect to any particular Fund, upon their mutual written agreement, as of a mutually agreeable termination date.

(c) This Agreement shall terminate automatically with respect to any Fund if (i) a party hereto files a petition for bankruptcy, (ii) a trustee or receiver is appointed for a party hereto or its assets under federal bankruptcy laws, (iii) Distributor’s or Clearing Broker’s registration as a broker-dealer with the SEC is suspended or revoked, (iv) Distributor’s or Clearing Broker’s NASD membership is suspended or revoked, (v) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against either party, or (vi) the Distribution Agreement between the Distributor and a particular Fund is terminated. Except as provided in paragraph (e) below, either party may assign its interest in this Agreement to a third party provided that the non-assigning party has given prior written consent to the assignment in writing, which consent shall not be unreasonably withheld. Any attempted assignment in contravention hereof shall be null and void.

(d) This Agreement may only be amended or modified by mutual agreement of the parties in writing.

(e) This Agreement and each of its applicable addenda constitute the entire agreement and understanding between the parties relating to the subject matter hereunder and shall supercede and replace any and all prior oral agreements or understandings between the parties relating to such subject matter.

19. Notices. Except as otherwise specifically provided for in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below or to such other address as may be provided in writing:

Notice to Clearing Broker shall be sent to:

Pershing LLC

Attn: Mutual Fund Operations

One Pershing Plaza

Jersey City, NJ 07399

With a duplicate copy to the Office of the General Counsel at the same address.

Notice to Distributor shall be sent to:

Seligman Advisors, Inc.

100 Park Ave

New York, NY 10017

Attn: President

Notice to SDC shall be sent to:

Seligman Data Corp.

100 Park Ave

New York, NY 10017

Attn: President

20. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon, enforceable against and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Waiver by a party of a breach of any provision of this Agreement does not constitute waiver of any subsequent breach of that or any other provision.

21. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, applicable to Contracts executed and performed entirely within the State of New York provided that no provision shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

22. Arbitration. Any dispute arising out of or relating to this Agreement, or any applicable addendum or supplement hereto, or any breach thereof, shall be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure. Any arbitration shall be conducted in New York, New York, and each arbitrator shall be from the securities industry. The decision of the arbitrators shall be binding and final judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The award may allocate attorneys’ fees and arbitration costs between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

PERSHING LLC

By:
Name:
Title:

SELIGMAN ADVISORS, INC.

By:
Name:
Title:

SELIGMAN DATA CORP.

By:
Name:
Title:

Schedule A

Names of Funds

Seligman Capital Fund

Seligman Cash Management Fund

Seligman Common Stock Fund

Seligman Communications & Information Fund

Seligman Emerging Markets Fund

Seligman Frontier Fund

Seligman Global Growth Fund

Seligman Global Smaller Companies Fund

Seligman Global Technology Fund

Seligman Growth Fund

Seligman High-Yield Fund

Seligman Income & Growth Fund

Seligman International Growth Fund

Seligman Core Fixed Income Fund

Seligman LaSalle Monthly Dividend Real Estate Fund

Seligman LaSalle Global Real Estate Fund

Seligman Large Cap Value Fund

Seligman Smaller Cap Value Fund

Seligman TargETFund Core

Seligman TargETFund 2015

Seligman TargETFund 2025

Seligman TargETFund 2035

Seligman TargETFund 2045

Seligman Time Horizon 10 Fund

Seligman Time Horizon 20 Fund

Seligman Time Horizon 30 Fund

Seligman Harvester Fund

Seligman US Government Securities Fund

Seligman National Municipal Income Fund

Seligman California High-Yield Fund

Seligman California Quality High-Yield Fund

Seligman Colorado Fund

Seligman Florida Fund

Seligman Georgia Fund

Seligman Louisiana Fund

Seligman Maryland Fund

Seligman Massachusetts Fund

Seligman Michigan Fund

Seligman Minnesota Fund

Seligman Missouri Fund

Seligman New Jersey Fund

Seligman New York Fund

Seligman North Carolina Fund

Seligman Ohio Fund

Seligman Oregon Fund

Seligman Pennsylvania Fund

Seligman South Carolina Fund

Seligman New Technologies Fund I

Seligman New Technologies Fund II

Unless otherwise indicated in writing, all additions to the existing classes or family of funds, either through new offerings or acquisition, will automatically fall under the rules established by this Operating agreement.

Schedule B-Fees

I. For performance of Transaction Services described in this agreement with respect to each Fund, Distributor shall pay or cause to be paid to Clearing Broker fees calculated as follows:

A fund set-up fee of $            per CUSIP for any Fund made available for trading on the Clearing Broker’s platform. Such fee shall be payable upon receipt of invoice from Clearing Broker prior to each Fund being established on the Clearing Broker’s trading platform. Unless otherwise agreed to by Clearing Broker in writing, such payment shall be by wire transfer pursuant to written instructions received from Clearing Broker and shall be separate from other wire transfer payments to Clearing Broker.

II. SDC shall pay to Clearing Broker fees calculated as follows:

Effective                     , 2007, if shares are held in Networking Level three individual accounts, an annual Networking fee rate of $            dollars per account position, that meets minimum asset requirements as stated in the funds’ prospectus to be paid monthly upon receipt of invoice from Clearing Broker, provided that no fees shall be paid on Class I shares of the fund. Payment shall be made to Clearing Broker within 30 days after receipt of such invoice. Unless otherwise agree to by Clearing Broker in writing, such payment shall be by wire transfer pursuant to written instructions received from Clearing Broker and shall be separate from other wire transfer payments to Clearing Broker; or

To the extent any shares are held in an Omnibus account, an annual recordkeeping fee consistent with the terms and conditions outlined in Addendum # 2 to the Operating Agreement.

Schedule C – Billing Information

Please provide billing contact information.

Name	Josephine Torelli

Title	Vice President

Firm	Seligman Data Corp.

Address	100 Park Avenue

New York, NY 10017

Phone	212-850-1582

Fax

E-mail	Jtorelli@SeligmanData.com

Pershing LLC

One Pershing Plaza

Jersey City, NJ 07399

ADDENDUM # 2 TO OPERATING AGREEMENT dated as of May 17, 2007

FundVest Institutional No Transaction Fee Supplement

This Addendum # 2 (the “Addendum”) to the Operating Agreement (“Operating Agreement”) dated as of May 17 , 2007 by and among Pershing LLC (“Clearing Broker”), Seligman Advisors, Inc. (“Distributor”), and Seligman Data Corp. (“SDC”) relating to the funds listed on Schedule A thereto (“Funds”) is made as of this 17 day of May, 2007 by and among Clearing Broker, Distributor, and SDC. This Addendum supplements and is a part of the Operating Agreement.

WHEREAS, pursuant to the Operating Agreement, Clearing Broker functions primarily as a clearing agent for IBD(s) and in such capacity performs traditional operational functions, including execution and clearance of trades and holding Customers’ funds and securities, and that certain of these IBDs have agreed to participate in Clearing Broker’s FundVest Institutional no transaction fee program (“FundVest Institutional”) under the terms and conditions as set forth in an agreement between Clearing Broker and each IBD;

WHEREAS, the terms and conditions set forth herein apply to Class A mutual fund no fee transactions (FundVest) effected on behalf of Customers of IBDs;

WHEREAS, each Fund wishes to have Clearing Broker and/or IBDs provide on its behalf certain services, personal services and/or maintenance of accounts, with respect to Customers investing in each Fund that Clearing Broker makes available to Customers through FundVest Institutional; and

WHEREAS, such services will be performed pursuant to the terms and conditions as set forth herein;

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. Services.

(a) Services. During the term of this Addendum, in consideration for payments from the Distributor and SDC , Clearing Broker will perform, or use its best efforts to cause IBDs to perform, the following shareholder services (the “Shareholder Services”):

(1) Establish and maintain records of Customer accounts and such other historical Customer records consistent with the requirements of all applicable laws, rules and regulations;

(2) Provide, upon written request of Distributor, SDC or a Fund, copies of all the historical records relating to transactions between the Fund and

Customers, written communications regarding the Fund to or from Customers and other materials, in each case (i) as are maintained by Clearing Broker in the ordinary course of its business, and (ii) as may reasonably be requested to enable the Fund, including without limitation its compliance personnel, auditors or legal counsel, to (A) monitor and review the services provided, (B) comply with any request of a governmental or self regulatory organization, (C) verify compliance by Clearing Broker with the terms of this Addendum, (D) make required regulatory reports, or (E) perform general customer supervision; and Clearing Broker agrees that it will, upon written notice, permit the Fund to have reasonable access to its personnel and records in order to facilitate the monitoring of the services provided; and

(3) Provide such other Shareholder Services as SDC may reasonably request.

(b) Personal Services and Customer Account Maintenance Services. During the term of this Addendum, in consideration for service fees and/or other payments by the Distributor and SDC, Clearing Broker will perform, or use its best efforts to cause IBDs to perform, the following personal services and Customer account maintenance services (the “Personal/Account Maintenance Services” and together with the Shareholder Services, collectively, the “Services”):

(1) Answer routine Customer inquires regarding each Fund;

(2) Assist Customers in changing dividend options, account designations and addresses; withholding taxes on non-resident alien accounts;

(3) Prepare and deliver to Customers and state and federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by each Fund as may be required by law, rule or regulation;

(4) Withhold such amounts from dividends and distributions as may be required by state or Federal authorities from time to time; and

(5) Provide such other Personal/Account Maintenance Services as SDC may reasonably request.

2. Representations, Warranties and Covenants of the Clearing Broker.

Clearing Broker shall maintain the necessary facilities, equipment and personnel to perform the services hereunder and to ensure compliance with any applicable laws, rules and regulations related to the services to be provided under this Addendum, including the maintenance and preservation of all records and registrations required by any applicable laws, rules and regulations.

3. Representations, Warranties and Covenants of SDC.

(a) SDC shall provide, upon request of Clearing Broker, copies of all the historical records relating to transactions between each Fund and Clearing Broker, written communications regarding the Fund to or from Clearing Broker and such other materials, in each case (1) as are maintained by SDC in the ordinary course of its business and in compliance with applicable law, and (2) as may be requested to enable Clearing Broker to (i) comply with the request of any governmental body or self-regulator organization, (ii) verify compliance by such party with the terms of this Addendum, (iii) make required regulatory reports, or (iv) perform general Customer supervision;

4. Fees.

(a) For the performance of Services, Clearing Broker shall receive the fees to be calculated and paid as provided in Schedule II attached hereto(the “Fees”). Fees are solely for Services provided by Clearing Broker or IBDs and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. Fees shall be payable on all Shares of each Fund being held by Clearing Broker for Customers excluding: (i) Shares held by Clearing Broker for such Customers prior to the effective date of this Addendum as to a Fund, (ii) Shares first placed into a brokerage account with Clearing Broker after the termination of this Addendum as to a Fund issuing such Shares, and (iii) Shares on which Clearing Broker or IBD has, upon placement of Shares in a brokerage account with Clearing Broker, assessed to Customer any transaction fee payable to Clearing Broker or IBD. The total number of Shares of each Fund participating in FundVest Institutional shall be determined by Clearing Broker and invoiced as provided in Schedule II (such shares are referred to within this Addendum as program shares (“Program Shares”)). All Shares which are not determined to be Program Shares are hereby defined as non-program shares (“Non-Program Shares”). The Fees payable hereunder are in addition to (i) any fees due and payable by Distributor or SDC to Pershing or Participating IBD pursuant to the Operating Agreement; and (ii) any fees payable by Distributor pursuant to a Fund’s Rule 12b-1 Plan, as described in Section 4(c) below.

(b) Clearing Broker shall receive the Fees from SDC as set forth in Schedule II, and the sole responsibility for payment of such Fees shall be to Clearing Broker. Clearing Broker shall be solely responsible for payment of a portion of the Fees to IBDs pursuant to separate agreements with such IBDs. In the event that the Services are revised, the parties agree, in good faith, to negotiate a revision of Fees set forth in Schedule II.

(c) Distributor agrees to pay Clearing Broker 12b-1 fees in accordance with any applicable Rule 12b-1 Plan adopted by the Funds, or any amendments thereto, a copy of which will be provided to the Clearing Broker upon request. Such payments shall be made at the rate and frequency specified in Schedule III to this Agreement. Distributor understands and agrees that any payments made to Clearing Broker pursuant to this paragraph shall be for the full credit to the applicable IBD; provided however, that to the extent that a fund elects to use the NSCC’s Commission Settlement file or any applicable 12b-1 Plan payment for the performance of services described in any addendum to this agreement, Clearing Broker may retain any such payments pursuant to this paragraph and separate agreements with participating IBDs. Clearing Broker shall be solely responsible for any payments to IBDs pursuant to this paragraph. The parties hereto acknowledge that such payments of up to 0.25% of the fees payable under the 12b-1 Plan represent compensation for services described in this Addendum and not for distribution services provided to the Distributor or to a Fund.

5. Transaction Charges.

Clearing Broker shall not assess or collect any transaction fee from Customers upon the purchase or redemption of any Program Shares; except as noted in Section 4 hereof. Customer purchases not meeting the criteria as set forth in separate agreements with IBDs may be charged a transaction fee by the IBD or Clearing Broker, as the case may be, and will not be included in Fee invoices presented to a Fund for payment.

6. Short Term Redemptions and Transfers.

It is hereby understood that Clearing Broker or IBDs may charge Customers a fee, other than and in addition to any redemption fee imposed by a Fund, for any short-term redemption, or exchange within specified time frames. The parties hereto agree that such redemption fee, if applied, would be in addition to any redemption fee assessed to a Customer by a Fund, as disclosed in the applicable Fund’s Prospectus, relating to such Customer’s short-term trading activity

7. Indemnification.

(a) Clearing Broker shall indemnify and hold harmless each of the Distributor, SDC and their affiliates and their respective directors/trustees, officers, employees, agents and control persons (hereinafter, as used in this paragraph “Indemnified Parties”) from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorney’s fees) incurred by any of them and arising as a result of: (1) Clearing Broker’s dissemination of information (oral or written) regarding any Fund that is materially incorrect and that was not provided to Clearing Broker or approved by the Distributor or SDC ; or (2) Clearing Broker’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Addendum, except to the extent the losses are a result of the negligence, willful misconduct, or breach of this Addendum by an Indemnified Party or (3) the failure of Clearing Broker to comply with any material provision hereof or the breach of any representation or warranty herein (including the schedules hereto).

(b) Clearing Broker represents that it has obtained from each IBD an agreement with Clearing Broker regarding FundVest Institutional, which contains the following provision:

The IBD shall indemnify and hold harmless each of the Funds, their directors/trustees, officers, employees, and agents (hereinafter, as used in this paragraph “Indemnified Parties”) from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorney’s fees) incurred by any of them and arising as a result of IBD’s (1) violation of any law, rule or regulation, including any related to or in connection with the sale of Fund shares, (2) dissemination of information regarding any Fund, that is materially incorrect or misleading and which was not provided in writing to IBD by such Fund, or approved in writing by such Fund or any of its affiliated persons (as defined in the 1940 Act) or (3) willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Addendum, except to the extent the losses are a result of the negligence, willful misconduct, or breach of the Addendum by an Indemnified Party.

(c) Distributor hereby agree to indemnify Clearing Broker and IBDs as the case may be and each of their respective directors, officers, employees, agents and control persons (hereinafter as used in this paragraph the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, and expenses (including, but not limited to, reasonable attorney’s fees) to which such Indemnified Party may become subject as a result of any untrue or alleged untrue statement of a material fact contained in a Fund’s Prospectus, as amended or supplemented from time to time, or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, determined in each case at the time such prospectus is delivered or should have been delivered to the Customer. Distributor shall indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorney’s fees) incurred by any of them and arising as a result of such Distributor’s (1) violation of any law, rule or regulation, at common law or otherwise, including any related to or in connection with the offering for sale of Fund shares, (2) dissemination of any information, advertising or promotional material regarding any Fund, that is inaccurate or misleading and which was provided or generated by the Distributor, or any of their affiliated persons (as defined in the 1940 Act) or (3) willful misconduct or negligence in the performance of, or failure to perform, its obligations hereunder or any breach of any representation or warranty herein , except in each case to the extent the losses are a result of the negligence or willful misconduct of an Indemnified Party. SDC agrees to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorney’s fees) incurred by any of them and arising as a result of willful misconduct or negligence in the performance of, or failure to perform, its obligations hereunder or any breach of any representation or warranty herein , except in each case to the extent the losses are a result of the negligence or willful misconduct of an Indemnified Party.

(d) In any event, no party hereto shall be liable for any special, consequential or incidental damages.

(e) The provisions of Section 16(f) of the Operating Agreement shall apply.

(f) This Section 7 shall survive termination of this Addendum.

8. Role of Parties. The parties acknowledge and agree that:

(a) the Services under this Addendum are those which are defined in Section 1 hereof and are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Addendum does not grant Clearing Broker or IBDs any right to purchase shares from any Fund (although it does not preclude them from purchasing any such shares), nor does it constitute Clearing Broker or IBD an agent of any Fund to receive any orders to purchase or redeem shares of such Fund on behalf of such Fund. To the extent Clearing Broker is involved in the transmission of orders to purchase or redeem Fund shares received from an IBD, such involvement will be solely as agent of such IBD.

(b) The Parties hereto acknowledge that Customers are transacting business with Clearing Broker and IBD and will look to Clearing Broker and IBD and not the Fund for resolution of problems or discrepancies in their accounts caused by or arising from the Services provided by Clearing Broker pursuant to this addendum. For avoidance of doubt, the Parties hereto acknowledge that Clearing Broker and IBD shall not be responsible for, and specifically disclaim responsibility or liability for, problems or discrepancies in Customer accounts caused by or arising from services provided by the Fund or any of its service providers.

9. Information to be provided. Distributor shall at its own expense provide to Clearing Broker or its designated agent, prior to the effectiveness of this Addendum, or promptly thereafter, a copy of its current Prospectus. Distributor shall at its own expense provide Clearing Broker with written copies of any amendments to, or changes in the documents comprising such Prospectus as soon as possible after such amendments or changes become effective.

10. Notices. All notices required under this Addendum must be in writing and delivered either personally or via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit, first class postage prepaid, in the United States mail, whichever is earlier.

All such notices shall be made:

-if to Clearing Broker, to the address for notices specified in the Operating Agreement;

-if to the Distributor or SDC, to the address for notices specified in the Operating Agreement;

11. Nonexclusivity. Each party acknowledges that the others may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Addendum, unless otherwise agreed to in writing by the parties.

12. Assignability. Subject to the provisions of sub-paragraph (b)(2) of Section 17 regarding automatic termination in the event of certain assignments, any party may assign its interest in this Addendum to a third party provided that each non-assigning party has given prior written consent to the assignment in writing, which consent shall not be unreasonably withheld. Any attempted assignment in contravention hereof shall be null and void.

13. Schedules. All Schedules attached to this Addendum (as they may be amended from time to time) are accepted and acknowledged by the parties hereto and are, by this reference, incorporated into, and made a part of, this Addendum.

14. Entire Agreement; Amendment. This Addendum (including the Schedules attached hereto), together with the Operating Agreement constitute the entire agreement among the parties with regard to the subject matter herein. Additionally, these materials supercede any and all agreements, representations and warranties among the parties, whether written or oral, made prior to their execution, regarding the subject matter contained therein. This Addendum and the Schedules attached hereto may be amended only in writing executed by each party to be bound by the amendment.

15. Governing Law. This Addendum will be construed in accordance with the governing law provisions set forth in the Operating Agreement.

16. Counterparts. This Addendum may be executed in one or more counterparts, each of, which will be deemed an original, but all of which together shall constitute one instrument.

17. Effectiveness of Addendum; Termination.

(a) This Addendum will become effective as of the date first indicated above when fully executed copies are delivered to each of the parties.

(b) (1) Except as provided in (2) below, this Addendum shall continue indefinitely from the effective date hereof, and may be terminated, as to one or more Funds, by any party (i) upon one hundred twenty (120) days written notice to the other parties; or (ii) upon such shorter notice as may be authorized or directed by law, order, or instruction from a court of competent jurisdiction, regulatory body, or self-regulatory organization with jurisdiction over the terminating party. This Addendum shall also terminate immediately upon termination of the Operating Agreement.

(2) Notwithstanding (1) above, if any portion of the fees hereunder is paid directly or indirectly pursuant to a Rule 12b-1 Plan, then this Addendum (i) shall continue in effect for a period of more than one year from the effective date hereof with respect to such Fund only so long as such continuance is specifically approved at least annually by the vote of the board of directors/trustees of such Fund and the vote of the directors/trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund’s Rule 12b-1 Plan or in any agreements related to the plan (the “Independent Board Members”), cast in person at a meeting called for the purpose of holding such vote, as required by rule 12b-1 under the 1940 Act; (ii) may be terminated at any time, with respect to such Fund, without the payment of any penalty, by vote of a majority of the Independent Board Members or by a vote of a majority of the outstanding voting securities of such Fund on thirty (30) days written notice to the other parties hereto; (iii) shall terminate automatically with respect to such Fund in the event of its assignment, as provided in the 1940 Act; and (iv) shall terminate automatically with respect to such Fund, effective on the day following termination of such Fund’s Rule 12b-1 Plan pursuant to which all or a portion of the fees are paid directly or indirectly by such Fund.

(d) Upon termination as to a Fund, the Distributor and/or SDC will not be obligated to pay fees hereunder with respect to any of such Fund’s shares that become part of any Clearing Broker brokerage account after the date of such termination. However, notwithstanding any such termination, the Clearing Broker shall continue to be entitled to the Fees as to each Fund share that was considered when calculating fees hereunder as of the date of termination (a “Pre-Termination Share”), for so long as such Pre-Termination Share is held in any Clearing Broker brokerage account and Clearing Broker or IBD continues to perform Services as to such shares; provided however, that no fees hereunder shall be payable, directly or indirectly, accrued after termination of this Addendum with respect to Pre-Termination Shares if termination has occurred because of any reason specified in sub-paragraph (b)(2) of this Section 17.

18. Confidentiality. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to another party or is otherwise obtained by such party, its affiliates, agents or representatives during the term of this Addendum (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. No party shall, without the prior written approval of any officer of the others, directly or indirectly, disclose the Proprietary Information to any person or business entity except to a limited number of its employees, attorneys, accountants and other advisors on a need-to-know basis or to such third-parties in connection with the performance of its obligations hereunder or as may be required by law or regulation. Each party shall promptly notify the others in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Addendum to the others for any use or disclosure in violation of this Addendum by its employees, attorneys, accountants, or other advisors or agents. This section shall continue in full force and effect notwithstanding the termination of this Addendum.

19. Custody. SDC acknowledges that Fund shares maintained by Clearing Broker for Customers hereunder are held for the exclusive benefit of Customers of IBDs and shall be held free of any right, charge, security interest, lien or claim against Clearing Broker or IBDs in favor of the Fund or its agents acting on behalf of the Fund except as otherwise provided in the applicable Fund prospectus.

20. Arbitration. Any dispute that arises in conjunction with this addendum shall be submitted to arbitration in accordance with the provisions set forth in the Operating Agreement.

21. Definitions. All capitalized terms used in this Addendum and not otherwise defined herein have the definitions assigned to them in the Operating Agreement.

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Addendum.

Pershing LLC

By:
Print Name:	Mitchell N. Bell
Title:	Director
Date:

Address for Notices: 100 Park Avenue New York, NY 10017

Seligman Advisors, Inc.

By:
Print Name:
Title:

Seligman Data Corp.

By:
Print Name:
Title:

Schedule I

Fund Name(s)	12b-1 Rate	CUSIP	Symbol
Seligman LaSalle Global Real Estate Fund	bps	81633A102	SLDAX

Schedule II — Fees

1. For performance of Personal/Account Maintenance Services as outlined in Section 1(b) of the Addendum and for performance of services as outlined in section 1(a) of the Addendum, SDC shall pay Clearing Broker fees calculated as follows:

An annual service fee rate of             basis points of the average daily market value of Program Shares, to be paid monthly upon receipt of invoice from Clearing Broker. Total market value of Program Shares will be calculated daily and averaged throughout the exact number of days in the month to arrive at the average daily market value. Payment shall be made to Clearing Broker within 30 days after SDC’s receipt of such invoice. Unless otherwise agreed to by Clearing Broker in writing, such payment shall be by wire transfer pursuant to written instructions received from Clearing Broker, and shall be separate from other wire transfer payments to Clearing Broker.

Schedule III

Names of Funds (Class A shares only)	12b-1 Rate	12b-1 Frequency
Seligman LaSalle Global Real Estate Fund	bps	Annual, paid quarterly

2